Exhibit 99.1

UniPixel Reports Second Quarter 2017 Financial Results

For Immediate Release

Contact:

Joe Diaz, Robert Blum, Joe Dorame

Lytham Partners, LLC

602-889-9700

unxl@lythampartners.com

Santa Clara, California – August 10, 2017 - UniPixel, Inc. (NASDAQ: UNXL), a provider of advanced solutions to the touchscreen and flexible electronics markets, reported financial results for the second quarter ended June 30, 2017.

Revenue for the second quarter totaled $1.3 million compared to $1.0 million for the second quarter of 2016. The Company reported a net loss of $(11.2) million, or $(0.18) per basic and diluted share for the three months ended June 30, 2017, as compared to a net loss of $(6.1) million, or $(0.16) per basic and diluted share for the three months ended June 30, 2016.

Adjusted EBITDA, a non-GAAP metric (see Table A), for the second quarter of fiscal 2017 was $(8.1) million compared to Adjusted EBITDA of $(4.2) million in the second quarter of fiscal 2016.

Management Discussion:

Jeff Hawthorne, president and chief executive officer of UniPixel, said, “One of our customers delayed taking delivery of XTouch sensors scheduled for the second quarter due to an LCD shortage and a battery issue which impacted their supply chain and ability to ship product. Although this type of delay is not unusual in the computing device manufacturing process, it affected a large number of programs and as a result had a significant impact on our revenue for the quarter. We expect the deliveries to take place in the coming quarters.

“We made a strategic decision during the quarter to increase prices on some of our XTouch sensors for orders that include specifications for a certain active stylus application. The amount of XTouch sensor customization necessary demands a higher price point. These price increases will become effective during the third quarter. While we are not inclined to turn away business, we will not engage in projects where we cannot earn a reasonable margin.”

Mr. Hawthorne continued, “Over the past few weeks we have introduced new high-speed Diamond Guard coating equipment into our production line – which will increase efficiency, quality and yield. Our expectation is for dramatically enhanced capabilities to apply the Diamond Guard coating to our sensors, setting the stage for the next generation of sensor technology that we currently have in development.”

Subsequent to the quarter, on August 8, 2017, the Company announced the signing of a non-binding letter of intent to enter into a strategic transaction with Future Tech, under which Future Tech will produce UniPixel’s XTouch™sensors in Changzhou City, Jiangsu Province in The People’s Republic of China.

Under the terms of the letter, UniPixel expects to form a joint venture where Future Tech will own and operate a manufacturing facility in Changzhou City, China based on UniPixel’s XTouch technology. Future Tech will be responsible for creating an organization to manufacture, sell, market and distribute metal mesh touch screen sensors to original equipment manufacturers (“OEMs”) headquartered in the Asia Pacific region.

The letter of intent provides that Future Tech will pay UniPixel up to $5.1 million for rights, know-how and some manufacturing assets that will be transferred to the joint venture; $2 million will be paid at an initial closing, with the remaining amounts payable upon equipment qualification and manufacturing milestones. Future Tech will separately provide all funding necessary to establish the manufacturing facilities, acquire the necessary manufacturing equipment, operate the facility and meet required working capital needs. A definitive agreement is expected to be executed during September 2017.

Mr. Hawthorne commented further, “We also continue to make progress on strategic alliances for future technology development – especially for flexible/foldable display applications. During the quarter we engaged with GIS to jointly develop UniPixel’s touch sensor technology, specifically for flexible display applications for the mobile phone.

“UniPixel is responsible for designing and manufacturing development stage sensors based on specifications provided by GIS. GIS will be responsible for integrating the sensors into the flexible display stack. The parties will share reliability and test data with one another. We are pleased to be working with this partner who has the display expertise and scale to enter this market.”

“We are making measurable progress in moving the business forward,” concluded Mr. Hawthorne.

Second Quarter 2017 Results:

For the three months ended June 30, 2017 revenues were $1.3 million compared to $1.0 million for the three months ended June 30, 2016.

Cost of revenues was $5.6 million for the three months ended June 30, 2017 and $3.9 million for the three months ended June 30, 2016. Cost of revenue includes certain non-cash charges, including amortization, stock-based compensation and depreciation of equipment as well as other non-cash charges, which totaled $0.9 million for the second quarter of 2017 and $1.2 million for the second quarter of 2016. Excluding these non-cash charges, adjusted cost of revenues was $4.7 million in the second quarter of 2017 and $2.7 million in the second quarter of 2016.

SG&A expense was approximately $2.6 million for the three months ended June 30, 2017 compared to $1.9 million for the three months ended June 30, 2016. SG&A includes certain non-cash charges, including depreciation and stock-based compensation, which totaled $0.3 million during the second quarter of 2017, and $0.5 million in the second quarter of 2016. Excluding these non-cash charges, adjusted SG&A was $2.3 million during the second quarter of 2017, and $1.4 million during the second quarter of 2016.

Research and development (“R&D”) expense during the three months ended June 30, 2017 was $3.0 million compared to $1.0 million for the three months ended June 30, 2016. The second quarter of 2017 included R&D manufacturing labor and materials as we began to fulfill our 2016 program wins. R&D includes certain non-cash charges, including amortization and stock-based compensation, which totaled $0.5 million during the second quarter of 2017 and $0.1 million in the second quarter of 2016. Excluding these non-cash charges, adjusted R&D was $2.5 million during the second quarter of 2017, and $0.9 million during the second quarter of 2016.

Net loss attributable to common shareholders was $(13.3) million, or $(0.22) per basic and diluted share for the three months ended June 30, 2017, as compared to a net loss attributable to common shareholders of $(6.1) million, or $(0.16) per basic and diluted share for the three months ended June 30, 2016.

Adjusted EBITDA, a non-GAAP metric (see Table A), for the second quarter of fiscal 2017 was $(8.1) million compared to Adjusted EBITDA of $(4.2) million in the second quarter of fiscal 2016.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company has provided the following non-GAAP financial measures in this release and the accompanying table: Adjusted EBITDA. The Company uses these non-GAAP financial measures internally to analyze its operating performance and liquidity and believes they are useful as a supplement to GAAP measures in analyzing, trending and benchmarking the performance and value of our business across reporting periods as they exclude items that management believes are not reflective of the operating performance of the Company. As a result, these non-GAAP measures are provided to supplement investors’ overall understanding of, and an enhanced level of transparency into, the Company’s financial performance. The Company uses Adjusted EBITDA in conjunction with traditional GAAP operating performance measures as part of its overall assessment of its performance, for planning purposes, including the preparation of its annual operating budget, and to evaluate the effectiveness of its business strategies. In addition, Adjusted EBITDA is also required by the covenants in the Company’s credit agreement to be delivered to its lender. Management does not place undue reliance on Adjusted EBITDA as its only measure of operating performance, and in fact, Adjusted EBITDA is not presented as an alternative measure of operating performance, as determined in accordance with GAAP; nor should it be considered a substitute for, or superior to the comparable GAAP measures. Rather, these measures should be considered in addition to results prepared in accordance with GAAP. No other adjustments were made during the three month period ended June 30, 2017. These measures may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

The Company defines Adjusted EBITDA (loss) to exclude discontinued operations, debt issuance cost amortization, gain on change in warranty liability, accretion of discount on convertible notes, interest expense on convertible note, depreciation, amortization of licenses, non-cash stock-based compensation, restricted stock issuance expense and severance. For reconciliation under GAAP to the Non-GAAP Adjusted EBITDA see Table A that is included in the tables accompanying this release.

Conference Call

The Company has scheduled a conference call to discuss its financial results for the second quarter of fiscal year 2017, ended June 30, 2017. The call will be at 4:30 p.m. Eastern Time on Thursday, August 10, 2017.

Participants can access the conference call by dialing (844) 861-5501 or (412) 317-6582 or can listen via a live internet webcast available in the investor section of the Company’s website at www.unipixel.com/investors.

A teleconference replay of the call will be available at (877) 344-7529 or (412) 317-0088, confirmation code 10111097, through August 17, 2017. A webcast replay will be available in the investor section of the Company’s website at www.unipixel.com/investors for 90 days.

About UniPixel

UniPixel, Inc. (NASDAQ: UNXL) develops and markets Performance Engineered Films for the touch screen and flexible electronics markets. The Company’s roll-to-roll electronics manufacturing process patterns fine line conductive elements on thin films. The company markets its technologies for touch panel sensor, cover glass replacement, and protective cover film applications under the XTouch™ and Diamond Guard™ brands. For further information, visit www.unipixel.com.

Forward-looking Statements

All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statement regarding volume production deliveries, yields, revenues, partnering relationships and customer demand. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology. These statements are based on management’s current expectations. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. These risks, uncertainties, and other factors include, but are not limited to, the ability to recognize revenues, the ability to extend product offerings into new areas or products, the ability to compete in our current markets, the ability to commercialize licensed technology, unexpected occurrences that deter the “bring to market” plan for products, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, our ability to attract and retain qualified personnel, our ability to raise additional capital, the ability to move product sales to production levels, the success of product sales in new markets or of recently produced product offerings, the ability to enforce our intellectual property rights and those set forth under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to UniPixel as of the date hereof, and UniPixel assumes no obligation to update any forward-looking statement.

Trademarks in this release are the property of their respective owners.

Financial Tables to Follow

Table A

Uni-Pixel, Inc
ITEMIZED RECONCILIATION BETWEEN NET LOSS AND NON-GAAP ADJUSTED EBITDA
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net loss	$(11,184)	$(6,144)	$(18,310)	$(14,557)

Debt issuance cost amortization	229	—	292	526

(Gain) loss on change in warrant liability	(334)	271	(1,176)	652

Accretion of discount on convertible notes	—	—	—	1,291

Incremental cost of warrant exchange	1,416	—	1,416	—

Other income/expense	(45)	—	25	36

Depreciation	172	270	377	553

Amortization	1,187	998	2,185	1,995

Stock compensation expense	100	145	206	307

Restricted stock issuance	310	309	617	616

Severance	—	—	9	8

Non-GAAP Adjusted EBITDA	$(8,149)	$(4,151)	$(14,359)	$(8,573)

Uni-Pixel, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	June 30, 2017	December 31, 2016
	(Unaudited)	(Audited)

ASSETS
Current assets
Cash and cash equivalents	$2,330	$1,558
Account receivable, net	999	1,087
Inventory	1,642	765
Prepaid licenses, net	3,179	4,635
Prepaid expenses	469	359

Total current assets	8,619	8,404

Property and equipment, net	1,065	1,115
Other long-term assets	196	132
Prepaid licenses, net of current portion	—	729

Total assets	$9,880	$10,380

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$5,133	$3,486
Accrued liabilities	1,538	1,101
Derivative liability	2,589	658

Total current liabilities	9,260	5,245

Long term liabilities	234	350
Long term debt	892	809

Total liabilities	10,386	6,404

Commitments and contingencies	—	—

Redeemable convertible preferred stock, 10,000,000 shares authorized; 100 shares issued and outstanding	90	—

Shareholders’ equity
Common stock, $0.001 par value; 100,000,000 shares authorized, 71,088,689 shares issued and outstanding at June 30, 2017 and 45,122,841 shares issued and outstanding at December 31, 2016	71	45
Additional paid-in capital	199,968	182,558
Accumulated deficit	(199,635)	(178,627)

Total shareholders’ equity	(596)	3,976

Total liabilities and shareholders’ equity	$9,880	$10,380

Uni-Pixel, Inc.

Condensed Consolidated Statements of Operations

(In thousands, expect per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenue	$1,325	$957	$2,622	$1,807

Cost of revenues	5,629	3,947	9,970	8,197

Gross margin	(4,304)	(2,990)	(7,348)	(6,390)

Selling, general and administrative expenses	2,635	1,870	4,607	3,722
Research and development	2,979	1,013	5,848	1,940

Operating loss	(9,918)	(5,873)	(17,803)	(12,052)

Other income (expense)
Debt issuance cost amortization expense	(229)	—	(292)	(526)
Gain (loss) on change in warrant liability	334	(271)	1,176	(679)
Incremental cost of warrant exchange	(1,416)	—	(1,416)	—
Accretion of discount on convertible notes	—	—	—	(1,291)
Interest income (expense), net	45	—	25	(9)
Other income (expense), net	(1,266)	(271)	(507)	(2,505)

Net loss	(11,184)	(6,144)	(18,310)	(14,557)
Deemed dividend – accretion on Series A-1 preferred stock	(2,136)	—	(2,698)	—
Net loss	$(13,320)	$(6,144)	$(21,008)	$(14,557)

Per share information
Basic
Net loss	$(0.18)	$(0.16)	$(0.33)	$(0.38)
Net loss attributable to common shareholders	$(0.22)	$(0.16)	$(0.38)	$(0.38)
Diluted
Net loss	$(0.18)	$(0.16)	$(0.33)	$(0.38)
Net loss attributable to common shareholders	$(0.22)	$(0.16)	$(0.38)	$(0.38)

Weighted average number of basic common shares outstanding	61,044,291	39,363,684	55,418,000	37,995,835
Weighted average number of diluted common shares outstanding	61,044,291	39,363,684	55,418,000	37,995,835